Exhibit 107
CALCULATION OF FILING FEE TABLES
Form
S-3
(Form Type)
Microchip Technology Incorporated
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

		Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	1	Equity	Common Stock, par value $0.001 per share	Rule 457(r)				0.0001531

Fees to Be Paid	2	Equity	Preferred Stock, par value $0.001 per share	Rule 457(r)				0.0001531

Fees to Be Paid	3	Equity	Depositary Shares	Rule 457(r)				0.0001531

Fees Previous Paid

Carry Forward Securities

Carry Forward Securities

		Total Offering Amounts:					$ 0.00		$ 0.00

		Total Fees Previously Paid:							$ 0.00

		Total Fee Offsets:							$ 0.00

		Net Fee Due:							$ 0.00
Offering Note

(1)
An indeterminate aggregate initial offering price and number of securities of each identified class is being registered as may from time to time be offered, issued or sold at indeterminate prices. In addition, an indeterminate number of securities that may be issued upon exercise, settlement, conversion or exchange of any offered securities, or pursuant to anti-dilution adjustments, is being registered. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of the entire registration fee. Any registration fees will be paid subsequently on a “pay-as-you-go” basis.

(2)	See Footnote 1.

(3)	See Footnote 1.